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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009

EVANS & SUTHERLAND COMPUTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Utah	0-8771	87-0278175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Komas Drive, Salt Lake City, Utah	84108
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code) (801) 588-1000
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Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 19, 2009, Evans & Sutherland Computer Corporation, a Utah corporation (“E&S”), entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Wasatch Research Park I, LLC, a Utah limited liability company (“Wasatch”), pursuant to which E&S has agreed to sell to Wasatch three buildings located in Salt Lake City, Utah, together with all improvements thereon for a total purchase price equal to $2,500,000.

The Sale Agreement contains customary representations and warranties of the parties and consummation of the sale transactions is conditioned upon satisfaction of specific terms and conditions and delivery of specific documents as is customary for similar transactions.  The conditions to Wasatch’s obligation to consummate the transaction include, among others, the entry by E&S and Wasatch into a sublease agreement pursuant to which E&S will lease the buildings and the ground on which they are located from Wasatch for a term of five (5) years.  The conditions to E&S’s obligation to consummate the transaction include, among others, (i) the consent by the University of Utah to E&S’ assignment of its ground lease to Wasatch, and (ii) the entry by E&S and Wasatch into a repurchase option agreement that will grant to E&S the right to purchase the buildings from Wasatch during the five (5) years following the closing.  The Sale Agreement provides Wasatch with a due diligence period, during to which Wasatch may, for any reason whatsoever, elect not to proceed with the transaction.

The foregoing description of the Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sale Agreement, a copy of which is attached as Exhibit 10.1 to this form 8-K.

On October 20, 2009, E&S issued the press release regarding the sale transaction, a copy of which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Purchase and Sale Agreement, made as of October 19, 2009, by and between Evans & Sutherland Computer Corporation and Wasatch Research Park I, LLC

99.1	Press Release, dated October 20, 2009, issued by Evans & Sutherland Computer Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2009	EVANS & SUTHERLAND COMPUTER CORPORATION

	By:	/s/ Paul Dailey
	Name:	Paul Dailey
	Its:	Chief Financial Officer and Corporate Secretary